EXHIBIT 21

SUBSIDIARIES

The following lists all significant subsidiaries and affiliates of A. O. Smith Corporation. Certain direct and indirect subsidiaries of A. O. Smith Corporation have been omitted because, considered in the aggregate as a single subsidiary, such subsidiaries would not constitute a significant subsidiary.

                                                          Jurisdiction in Which
Name of Subsidiary                                             Incorporated

AOS Holding Company                                              Delaware
A. O. Smith International Corporation                            Delaware

A. O. Smith Export, Ltd.                                         Barbados

A. O. Smith Enterprises Ltd.                                     Canada

A. O. Smith L'eau Chaude S.a.r.l.                                France

A. O. Smith Warmwasser-Systemtechnik GmbH                        Germany

A. O. Smith Electric Motors (Ireland) Ltd.                       Ireland
A. O. Smith Holding (Ireland) Ltd.                               Ireland

Motores Electricos de Juarez, S.A. de C.V.                       Mexico
Motores Electricos de Monterrey, S.A. de C.V.                    Mexico
Productos de Agua, S.A. de C.V.                                  Mexico
Productos Electricos Aplicados, S.A. de C.V.                     Mexico

A. O. Smith Water Products Company B.V.                          The Netherlands

A. O. Smith (China) Water Heater Co., Ltd.                       China
Harbin A. O. Smith Fiberglass Products
  Company Limited (HSF)                                          China